UNION ELECTRIC COMPANY

 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                                                                12 Months
                                                                  Year Ended December 31,                         Ended
                                                                                                                 March 31,
                                                 1994         1995         1996         1997         1998          1999

                                                             Thousands of Dollars Except Ratios

Net Income                                      $320,757     $314,107     $304,876     $301,655     $320,070      $333,511
Add- Extraordinary items net of tax                   --           --           --       26,967           --            --
                                                --------     --------     --------     --------     --------      --------
Net Income from continuing operations            320,757      314,107      304,876      328,622      320,070       333,511

                                                --------     --------     --------     --------     --------      --------
   Taxes based on income                         203,827      207,734      196,210      199,763      212,554       220,110
                                                --------     --------     --------     --------     --------      --------

Net income before income taxes                   524,584      521,841      501,086      528,385      532,624       553,621



Add- fixed charges:
   Interest on long term debt                    117,838      121,738      120,547      125,705      124,766       122,272
   Other interest                                 17,770        7,501        7,828        9,299        1,660           936
   Rentals                                         1,299        3,330        3,458        3,727        3,416         3,416
   Amortization of net debt premium, discount,
      expenses and  osses                          5,504        5,502        4,269        3,672        3,522         3,503

                                                --------     --------     --------     --------     --------      --------
Total fixed charges                              142,411      138,071      136,102      142,403      133,364       130,127
                                                --------     --------     --------     --------     --------      --------

Earnings available for fixed charges             666,995      659,912      637,188      670,788      665,988       683,748
                                             ===========   ==========   ==========   ==========   ==========   ===========

Ratio of earnings to fixed charges                  4.68         4.78         4.68         4.71         4.99          5.25
                                             ===========   ==========   ==========   ==========   ==========   ===========


Earnings required for preferred dividends:
  Preferred stock dividends                       13,252       13,250       13,249        8,817        8,817         8,817
  Adjustment to pre-tax basis                      7,262        7,558        7,363        4,257        4,649         4,621
                                                --------     --------     --------     --------     --------      --------
                                                  20,514       20,808       20,612       13,074       13,466        13,438

Fixed charges plus preferred stock dividend
    requirements                                 162,925      158,879      156,714      155,477      146,830       143,565
                                             ===========   ==========   ==========   ==========   ==========   ===========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements           4.09         4.15         4.06         4.31         4.53          4.76
                                             ===========   ==========   ==========   ==========   ==========   ===========

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